Exhibit 99.1
FuelCell Energy Reports Second Quarter Results
and Latest Accomplishments
•	2.8 MW Direct FuelCell power plant order received in May 2010 from Pacific Gas and Electric

•	South Korea passes Renewable Portfolio Standard, which includes fuel cells operating on natural gas and biogas

•	DFC-ERG System in Toronto achieves record peak electrical efficiency over 70 percent
DANBURY, Conn. — June 7, 2010 — FuelCell Energy, Inc. (Nasdaq:FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results and accomplishments for its second quarter ended April 30, 2010.
Financial Results
FuelCell Energy reported total revenues for the second quarter of 2010 of $16.6 million compared to $22.9 million in the same period last year. Product sales and revenues in the second quarter were $13.0 million compared to $19.3 million in the prior year quarter, and remained consistent with the first quarter 2010 product sales and revenues of $12.8 million. Compared to the prior year quarter, revenues were down as the product mix transitioned to primarily stack modules sold to POSCO Power, FuelCell Energy’s manufacturing and distribution partner in South Korea, compared to complete power plants sold in the prior year. The Company’s product sales backlog, including long-term service agreements, totaled $75.5 million as of April 30, 2010 compared to $59.2 million as of April 30, 2009. The backlog figures do not include engineering, procurement and construction services contracts with Pacific Gas and Electric Company totaling approximately $12.6 million, which will be added to backlog in the third quarter of 2010.
Margins for product sales and revenues improved over the prior year quarter by $3.2 million, driven primarily by sales of lower cost megawatt—class modules compared to products produced in the prior year period. Impacting cost of sales in the quarter was a warranty charge of approximately $1.8 million related to a module enclosure fabrication defect that was identified during the quarter. No additional charges are expected from this issue. The product cost-to-revenue ratio was 1.47-to-1.00 in the second quarter of 2010 compared to 1.48-to-1.00 in the second quarter of 2009 and 1.41-to-1.00 in the first quarter of 2010.
Research and development contract revenue was $3.6 million for the second quarter of 2010, which was comparable to the second quarter of 2009. Research and development revenue was comprised primarily of activity with the Company’s solid oxide fuel cell development contract with the U.S. Department of Energy and the renewable hydrogen refueling station project announced in February 2010. The Company’s research and development backlog totaled $9.9 million as of April 30, 2010 compared to $19.5 million as of April 30, 2009.

FuelCell Energy Second Quarter 2010 Results
Net loss to common shareholders for the second quarter of 2010 of $16.7 million, or $0.20 per basic and diluted share, improved 16 percent compared to net loss to common shareholders of $19.9 million or $0.29 per basic and diluted share in the second quarter of 2009. The improvement compared to the prior year quarter was due to lower product costs.
For the six months ended April 30, 2010, FuelCell Energy reported revenue of $31.2 million compared to $44.6 million for the comparable prior year period. Product sales and revenues were $25.8 million compared to $38.3 million for the comparable prior year period. Research and development contract revenue was $5.4 million compared to $6.2 million for the six months ended April 30, 2009.
Net loss to common shareholders for the six months ended April 30, 2010 was $32.1 million or $0.38 per basic and diluted share compared to $40.6 million or $0.59 per basic and diluted share for the six months ended April 30, 2009. Margins for product sales and revenues improved by $7.9 million over the prior period primarily due to a change in the sales mix towards lower cost MW class products. The up-rated 1.4 MW fuel cell stacks now in production are generating higher revenue with no commensurate increase in production costs. This improvement was partially offset by charges for warranty and commissioning incurred during the period. The product cost-to-revenue ratio was 1.44-to-1.00 compared to 1.50-to-1.00 for the same period one year ago. The cost ratio improved on sales of lower cost products and was negatively impacted by warranty and commissioning costs, and lower sales compared to the prior period.
Total cash and investments in U.S. Treasuries were $43.8 million as of April 30, 2010. Net cash use for the second quarter was $13.8 million compared to net cash use of $7.2 million for the first quarter of 2010. Increased cash use for the second quarter is in line with the Company’s expectations and reflects changes in working capital related to the timing of customer milestone payments. Capital spending for the second quarter was $1.0 million and depreciation expense was $1.8 million.
Corporate Highlights
“The Renewable Portfolio Standard adopted by South Korea and the support of the California Public Utilities Commission continue to demonstrate the important role that fuel cells play in addressing power needs” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “Fuel cells are an important solution, providing the advantages of ultra-clean and renewable distributed generation and reliable base load power that cannot be provided from intermittent power sources such as solar or wind.”
The Company achieved an important milestone regarding product performance in the natural gas pipeline market during the second quarter. A Direct FuelCell-Energy Recovery Generation (DFC-ERG) power plant operating in Toronto, Canada, attained peak electrical efficiency greater than 70 Percent for a one year period, compared to U.S. average central grid electricity generation that is approximately 35 percent efficient. High efficiency results in less fuel used, reducing fuel costs and greenhouse gas emissions, which were reduced by up to 45 percent compared to combustion based power generation alternatives. The fuel cell power plant availability averaged 93 percent for the year, demonstrating solid reliability. The near-zero level of harmful emissions and quiet operation warranted its location next to an office building in downtown Toronto.

FuelCell Energy Second Quarter 2010 Results
Leadership in Key Markets
FuelCell Energy has fuel cell plants generating power at more than 50 locations globally and the Company’s power plants have cumulatively generated over 500 million kilowatt hours (kWh) of clean power. This sizeable installed base combined with the order backlog establishes FuelCell Energy as a leading worldwide stationary fuel cell manufacturing company. Key markets are driving the adoption of fuel cells:
South Korea: The South Korean Government passed a Renewable Portfolio Standard (RPS) in March 2010 that requires 4 percent clean energy generation by 2015 and 10 percent by 2022. The program becomes effective in 2012 and will mandate 350 MW of additional renewable energy per year through 2016, and 700 MW per year through 2022. At present, only about 1 percent of South Korea’s electricity comes from renewable resources. Fuel cells operating on natural gas and bio gas fully qualify under the mandates of the program.
South Korea remains the largest and fastest growing market for the Company. Through our partner, POSCO Power, there are approximately 26 megawatts (MW) of Direct FuelCell (DFC) power plants currently generating electricity for South Korea’s power grid. POSCO Power has ordered approximately 69 MW of FuelCell Energy’s products to date and has begun construction on the world’s largest fuel cell power plant at 11.2 MW, to be located in Daegu Metropolitan City, South Korea.
In order to meet the growing demand for fuel cells, POSCO Power continues to invest in production facilities. In April, 2010, POSCO Power began construction of a fuel cell stack module assembly plant that will have capacity of 100 MW per year. Once this plant becomes operational, FuelCell Energy will ship core fuel cell components. This strategy of building and shipping only the core componentry allows FuelCell Energy to leverage its manufacturing capacity and locating final assembly closer to end users, reduces cost and ensures products meet the needs of individual markets.
California: Pacific Gas and Electric, one of the largest utilities in the United States, ordered 2.8 MW of fuel cell power plants in May, 2010 for installation at two university campuses in California. The fuel cell power plants will be operational in 2011 and will be configured to utilize the byproduct heat for use by the university facilities, increasing the overall efficiency of the power plants.
This order follows an approval from the California Public Utilities Commission (CPUC) in April 2010 for two California based utilities to purchase fuel cells for installation at four California universities. The CPUC and the State are leaders in the adoption of alternative energy to reduce greenhouse gases and pollution while encouraging the utilization of distributed generation solutions that generate power at the point of use. The CPUC approval noted the important role that fuel cells will play in the State’s future energy mix.

FuelCell Energy Second Quarter 2010 Results
Gills Onions, a food processor in Oxnard, California, won a prestigious national engineering award in April called the Grand Conceptor Award for its process of converting onion waste into methane, which then fuels a fuel cell power plant to generate ultra-clean electricity. Bio-gas fuel cell applications are particularly appealing to California based customers in the wastewater and food processing markets as a methane byproduct can be converted to usable fuel for the power plant to create ultra-clean electricity for use on-site.
Connecticut: The Company continues to pursue project financing for the 43.5 MW of fuel cell projects selected by the Connecticut Department of Utility Control (CDUC). The Company has submitted the Phase II applications for 27.3 MW of projects under the U.S. Department of Energy loan guarantee program. If the Phase II applications are approved, the Company would then proceed with negotiating term sheets for funding. Concurrently with this loan guarantee application process, the Company continues to pursue a parallel financing path for funding these projects, having initiated discussions with a number of potential financing sources.
Government Research and Development Contracts
Advanced Hydrogen Programs: The $2.1 million award to the Company to demonstrate a renewable hydrogen refueling station in California is progressing on schedule. The three-year project is the result of collaboration with Air Products and Chemicals to combine the Company’s DFC power plants with Air Products’ gas separation technology to yield pure hydrogen for transportation, utility and other uses. The DFC-H2 will operate on biogas from the Orange County Sanitation District wastewater treatment plant, and will generate three sources of revenue for the customer including hydrogen for vehicle refueling, ultra-clean electricity, and usable heat. The unit is expected to be operational on natural gas by the fourth quarter of 2010 and operational on bio-gas by early 2011.
Solid Oxide Fuel Cell Development: The Company has partnered with Versa Power Systems Inc., a world leader in solid oxide fuel cell (SOFC) stack technology, for the development of a Large Scale Coal-Based Solid Oxide Fuel Cell under the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) Program. The FCE/Versa team is on track to meet cost and performance objectives for a minimum 25 kW fuel cell stack in Phase II of the SECA program and is currently testing a stack tower with capacity greater than 25 kW. The full scale advanced fuel cell system to be demonstrated in Phase III is expected to incorporate an SOFC module with an output of approximately 250 kW to efficiently convert the energy contained in coal to ultra-clean grid electrical power.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on June 8, 2010 to discuss the second quarter results.

FuelCell Energy Second Quarter 2010 Results
Participants can access the live call via webcast on the Company website or by telephone as follows:
•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’
The webcast of the conference call will be archived on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Monday, June 14, 2010:
•	From the U.S. and Canada please dial 800-642-1687

•	Outside the U.S. or Canada please call 706-645-9291

•	Enter confirmation code 76352948
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 500 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:
FuelCell Energy, Inc.
Kurt Goddard, Vice President Investor Relations
203-830-7494
kgoddard@fce.com
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FuelCell Energy Second Quarter 2010 Results
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	April 30,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,112	$57,823
Investments — U.S. treasury securities	3,012	7,004
Accounts receivable, net	18,110	22,920
Inventories, net	30,284	25,433
Other current assets	4,620	6,499

Total current assets	80,138	119,679

Property, plant and equipment, net	30,314	32,394
Investments — U.S. treasury securities	16,630	—
Investment in and loans to affiliate	10,260	10,064
Other assets, net	600	551

Total assets	$137,942	$162,688

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$984	$997
Accounts payable	6,271	8,484
Accounts payable due to affiliate	305	1,584
Accrued liabilities	15,027	13,808
Deferred revenue, royalty income and customer deposits	25,331	17,013

Total current liabilities	47,918	41,886

Long-term deferred revenue and royalty income	8,943	10,124
Long-term debt and other liabilities	4,245	4,410

Total liabilities	61,106	56,420

Redeemable preferred stock of subsidiary	15,823	14,976
Redeemable preferred stock (liquidation preference of $64,020 at April 30, 2010 and $64,120 at October 31, 2009)	59,857	59,950
Total Equity:
Shareholders’ equity
Common stock ($.0001 par value); 150,000,000 shares authorized; 85,265,076 and 84,387,741 shares issued and outstanding at April 30, 2010 and October 31, 2009, respectively	8	8
Additional paid-in capital	631,793	631,296
Accumulated deficit	(630,474)	(599,960)
Accumulated other comprehensive income (loss)	11	(2)
Treasury stock, Common, at cost (5,679 shares at April 30, 2010 and October 31, 2009)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity	1,338	31,342
Noncontrolling interest in subsidiaries	(182)	—

Total equity	1,156	31,342

Total liabilities and equity	$137,942	$162,688

FuelCell Energy Second Quarter 2010 Results
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	April 30,
	2010	2009
Revenues:
Product sales and revenues	$13,007	$19,308
Research and development contracts	3,580	3,556

Total revenues	16,587	22,864

Costs and expenses:
Cost of product sales and revenues	19,120	28,614
Cost of research and development contracts	3,267	2,837
Administrative and selling expenses	4,547	4,755
Research and development expenses	5,089	5,053

Total costs and expenses	32,023	41,259

Loss from operations	(15,436)	(18,395)

Interest expense	(45)	(66)
Loss from equity investment	(245)	(216)
Interest and other income, net	364	130

Loss before redeemable preferred stock of subsidiary	(15,362)	(18,547)

Accretion of redeemable preferred stock of subsidiary	(603)	(533)

Loss before provision for income taxes	(15,965)	(19,080)

Provision for income taxes	(13)	—

Net loss	(15,978)	(19,080)

Net loss attributable to noncontrolling interest	96	—

Net loss attributable to FuelCell Energy, Inc.	(15,882)	(19,080)

Preferred stock dividends	(800)	(802)

Net loss to common shareholders	$(16,682)	$(19,882)

Net loss per share to common shareholders
Basic	$(0.20)	$(0.29)
Diluted	$(0.20)	$(0.29)

Weighted average shares outstanding
Basic	84,515,979	69,521,575
Diluted	84,515,979	69,521,575

FuelCell Energy Second Quarter 2010 Results
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Six Months Ended
	April 30,
	2010	2009
Revenues:
Product sales and revenues	$25,815	$38,339
Research and development contracts	5,388	6,248

Total revenues	31,203	44,587

Costs and expenses:
Cost of product sales and revenues	37,133	57,551
Cost of research and development contracts	5,363	5,075
Administrative and selling expenses	8,703	9,001
Research and development expenses	9,709	10,790

Total costs and expenses	60,908	82,417

Loss from operations	(29,705)	(37,830)
Interest expense	(108)	(126)
Loss from equity investment	(393)	(562)
Interest and other income, net	683	545

Loss before redeemable preferred stock of subsidiary	(29,523)	(37,973)

Accretion of redeemable preferred stock of subsidiary	(1,160)	(1,026)

Loss before provision for income taxes	(30,683)	(38,999)

Provision for income taxes	(13)	—

Net loss	(30,696)	(38,999)

Net loss attributable to noncontrolling interest	182	—

Net loss attributable to FuelCell Energy, Inc.	(30,514)	(38,999)

Preferred stock dividends	(1,602)	(1,604)

Net loss to common shareholders	$(32,116)	$(40,603)

Net loss per share to common shareholders
Basic	$(0.38)	$(0.59)
Diluted	$(0.38)	$(0.59)

Weighted average shares outstanding
Basic	84,459,926	69,178,940
Diluted	84,459,926	69,178,940